NEWS RELEASE
For Immediate Release

Contact: Investor Relations

(206) 298-2909

EMERITUS ANNOUNCES REFINANCE OF 18 COMMUNITIES

SEATTLE, WA, April 30, 2008 - Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has refinanced $112.0 million of mortgage debt on 18 of its existing communities.  The new loan of $129.0 million has a term of 10 years at a fixed rate of 6.21%.  The 18 properties are cross collateralized.  The new mortgage is being provided by Capmark Finance, Inc. and purchased by Freddie Mac. In connection with this transaction, Emeritus will incur a one-time charge of approximately $3.0 million related to prepayment penalties and the write-off of unamortized deferred loan fees on the original debt.  The Company received approximately $14.4 million in cash proceeds as a result of this transaction, which will be used for general corporate purposes.

“It is a very positive statement for the Company that we can reasonably refinance our facilities in this market,” stated Dan Baty, Chairman and Co-C.E.O.  “It is also supportive of our continued effort to acquire fee interest in our previously leased properties.”

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 289 communities in 37 states representing capacity for approximately 24,822 units and 29,692 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.